EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of ClearOne, Inc. of our report dated March 19, 2014, relating to our audit of the consolidated financial statements for the year ended December 31, 2013, which appears in the Annual Report on Form 10-K/A of ClearOne, Inc. for the year ended December 31, 2014.

/s/ RSM US LLP

Irvine, California
January 26, 2016